Exhibit 99.4

2006 Technology Agreement

THIS 2006 TECHNOLOGY AGREEMENT (this Agreement) by and between XEROX CORPORATION (“Xerox”), a corporation organized under the laws of the State of New York and resident in the United States of America with principal offices at 800 Long Ridge Road, Stamford, Connecticut, U.S.A., and FUJI XEROX CO., LTD. (“Fuji Xerox”), a corporation organized under the laws of Japan and resident in Japan with principal offices at 2-17-22 Akasaka, Minato-ku, Tokyo 107-0052, Japan (each referred to individually as “Party” and collectively as “Parties”) is made as of this 1st day of April, 2006 (the “Effective Date”).

RECITALS

WHEREAS, Xerox Corporation and Fuji Xerox Co., Ltd. are parties to a 1999 Technology Agreement with the effective date of March 1, 1999 as amended and restated in March 2001 (Amended 1999TA),

WHEREAS, Xerox and Fuji Xerox Co., Ltd. have enjoyed a long lasting relationship and now wish to reconfirm their intent to foster closer and more effective working relations, enabled by a spirit of trust and cooperation, for their greater mutual benefit, and,

WHEREAS, Xerox and Fuji Xerox desire to enter into an agreement in order to reflect the parties’ current assessment of the value of their respective intellectual property portfolios and to set forth their rights and obligations to each other, and

WHEREAS, Xerox and Fuji Xerox reached an agreement that the Amended 1999 TA needs to be amended in order to reflect, among other things, changed business conditions,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, Xerox and Fuji Xerox, hereby agree as follows:

PART A – DEFINITIONS

A1.	Territory:

Territory means Japan, the People’s Republic of China, the Special Administrative Region of Hong Kong of the People’s Republic of China, the Special Administrative Region of Macau of the People’s Republic of China, Taiwan, the Philippines, the Democratic People’s Republic of Korea (North Korea), the Republic of Korea (South Korea), Thailand, Kampuchea (Cambodia), Laos, Vietnam, Indonesia, Singapore, Malaysia, Myanmar (Burma), Australia, New Zealand, Negara Brunei Darussalam, Republic of Fiji, Republic of Kiribati, Republic of Nauru, Papua New Guinea, Kingdom of Tonga, Republic of Vanuatu, Western Samoa, Tuvalu, Micronesia, excluding United States territories, possessions or dependencies, and other countries or areas in the South Pacific which the Parties may mutually agree to add from time to time.

A2.	Fuji Xerox JV OPCO:

Fuji Xerox JV OPCO means Taiwan Fuji Xerox Corporation, P.T. Astra-Graphia and other companies which the Parties may mutually agree from time to time.

A3.	Subsidiary:

Subsidiary means any company or other legal entity as to which either Party owns or controls, directly or indirectly, a majority of the outstanding voting stock or has the right to elect a majority of the Board of Directors or other body charged with the management thereof.

A4.	Product:

A Product means any tangible or intangible DPA, as defined in Section A10, item manufactured, sold, distributed, licensed, leased or otherwise disposed of by Xerox, Fuji Xerox or their Subsidiaries or Fuji Xerox JV OPCOs including hardware, software, components, parts, services and publications and consulting and other services and solutions offered by a Party to its customers. For purposes of this Agreement, intellectual property itself shall not be deemed a Product.

A5.	Xerography:

Xerography means the art of forming and utilizing an electrostatic charge pattern on an insulating or photoconductive insulating surface. Examples of Xerography are set forth on Annex A-1 to this Agreement. From time to time the Parties may agree to add additional examples to Annex A-1.

A6.	Xerographic:

Xerographic means pertaining to or used in Xerography.

A7.	Xerographic Product(s):

Xerographic Product means all Products which are predominantly Xerographic. The determination as to whether a Product is predominantly Xerographic shall be made by the Parties on a consistent basis.

A8.	Marking:

Marking means the use of any technology or set of component technologies to apply and/or fix an impression or image of a document on a surface, and intermediates thereof when used with the DPA, including but not limited to Xerography. Examples of Marking are set forth on Annex A-1 to this Agreement. From time to time the Parties may agree to add additional examples to Annex A-1.

A9.	Marking Product(s):

Marking Products means Products which are predominantly Marking. The determination as to whether a Product is predominantly Marking shall be made by the Parties on a consistent basis.

A10.	Document Processing Activities or DPA:

Document Processing Activities or DPA means any activities, including developing, manufacturing, marketing, servicing and financing document processing products and solutions (hardware, services and software) by various technologies (including without limitation Xerography).

A11.	Patents:

Patents mean all patents, utility models, design rights or the like, and the applications to granting authorities therefor.

A12.	Copyrights:

Copyrights means rights in literary works; musical works (including any accompanying words); pictorial, graphic and sculptural works; motion pictures and other audiovisual works; sound recordings; and architectural works, and compilations and derivative works of the same, as each of those terms is defined and applied in Article 2 of the Berne Convention for the Protection of Literary and Artistic Works (Paris Text 1971).

A13.	Technical Information:

Technical Information means any knowledge or information, including but not limited to, customer or employee training information, processes, formulae, drawings, designs, recipes, Software as defined in Section A18 below, and other technological information, whether or not subject to Patent or Copyright protection, as well as accumulated techniques and experience.

A14.	Fuji Xerox Revenue:

Fuji Xerox Revenue means the total consolidated revenue of Fuji Xerox determined in accordance with generally accepted accounting principles in the United States of America as reflected in the practice of independent certified public accountants of international reputation; less any portion of such revenues derived from sales to Japanese Original Equipment Manufacturers (JOEMs), for use in the manufacture of products shipped directly or indirectly outside the Territory as specified in the Memorandum of Understanding between Xerox and Fuji Xerox dated as of October 1, 1991, as amended by and between the Parties from time to time; and less sales to Xerox or any Xerox Subsidiary.

A15.	Trademarks:

Trademarks means any trademark or service mark, whether registered or not and the application therefor, including, but not limited to, trade names that contain one or more Trademark(s) only to the extent and portion Trademark is contained in such trade names.

A16.	Trade Name:

Trade Name means any company name adopted and / or to be adopted by either Party or its Subsidiaries or Fuji Xerox JV OPCOs.

A17.	Quality Control Standards:

Quality Control Standards means: (i) Xerox’s Corporate Identity Guidelines as attached hereto as Annex A-2, (ii) industrial design and human interface standards as adopted by each of the respective Parties as of the execution date hereof, and (iii) environmental, health and safety standards as adopted by each of the respective Parties, as of the execution date hereof (hereinafter, “Quality Control Standards”). Xerox shall give Fuji Xerox notice of any changes of Xerox’s Corporate Identity Guidelines with a reasonable preparation period. Each Party shall notify the other Party of any proposed material change to the standards set forth in (ii) and (iii) of this paragraph to enable discussion of and concurrence on such change.

A18.	Software:

Software means all software, including without limitation all object code, source code and supporting or related documentation such as detailed program specifications, patent applications and/or other descriptions which can be readily used to reconstruct or write source code.

A19.	Interpretation of Definitions:

Whenever Patents, Technical Information, Trademarks, Trade Names or Copyrights are preceded by the name of any entity, such as in “Xerox Patents”, such phrase shall mean Patents, Technical Information, Trademarks, Trade Names or Copyrights owned controlled, or licensable by such entity during the term of this Agreement, and whenever such terms are preceded by a descriptive identifier, such as in Xerographic Patents, such phrase shall mean Patents, Technical Information, Trademarks, Trade Names or Copyrights which relate to such descriptive identifier.

PART B – TECHNOLOGY PROVISIONS AND LICENSES

B1.	Xerox License to Fuji Xerox of Xerographic Technical Information, Copyrights and Patents:

(a)

Except as otherwise expressly provided in the Agreement, Xerox grants to Fuji Xerox for the term of the Agreement a royalty-free, exclusive license (a) under Xerographic Patents, and Xerographic Technical Information of Xerox and its Subsidiaries to manufacture, have made, use, lease, sell, distribute or otherwise dispose of Products in the Territory and (b) under Xerographic Copyrights of Xerox and its Subsidiaries to reproduce, modify, prepare derivative works (as that term is defined in Article 2 of the Berne Convention) of, display, perform and distribute Products in the Territory. No right or license is granted under this Agreement with respect to any Patent, Technical Information or Copyright of

Xerox and its Subsidiaries outside the Territory. In accordance with the license granted herein, Xerox agrees to use commercially reasonable efforts to prevent the sale by a third party inside the Territory of Xerox’s Xerographic Products unless such sale has been approved in writing by Fuji Xerox.

(b)	Fuji Xerox shall have the right to grant sublicenses to its Subsidiaries and Fuji Xerox JV OPCOs (to the extent that such Fuji Xerox JV OPCOs agree to be bound by all other obligations of the Parties under this Agreement) or any of them with respect to all licenses granted to it above.

(c)	Fuji Xerox may grant sublicenses to any third party under the licenses granted under Section B1 (a) with respect to Xerographic Patents, Technical Information and/or Copyrights of Xerox with the prior written approval of Xerox, which shall not be unreasonably withheld in the opinion of Xerox. In addition, in connection with Fuji Xerox’s exclusive right set forth below to enforce Xerographic Patents of Xerox issued in the Territory, if it becomes necessary or desirable in the opinion of Fuji Xerox to resolve a particular enforcement action against a third party infringer by means of Fuji Xerox sublicensing such third party infringer under one or more of such Patents of Xerox, Fuji Xerox shall discuss the matter with Xerox, and Xerox may authorize Fuji Xerox to grant such sublicense under terms and conditions mutually agreed by the Parties.

B2.	Xerox License to Fuji Xerox of non-Xerographic Marking Technical Information, Copyrights and Patents:

(a)

During the term of the Agreement Xerox grants to Fuji Xerox a Reserved Right of Option (“RRO”) under which Fuji Xerox may elect to receive a non-exclusive, royalty-bearing right and license to (a) non-Xerographic Marking Patents and Technical Information of Xerox and its Subsidiaries , with a right to sublicense the same to its Subsidiaries and Fuji Xerox JV OPCO’s (to the extent that such Fuji Xerox JV OPCOs agree to be bound by all other obligations of the Parties under this Agreement), to manufacture, have made, use, lease, sell, distribute or otherwise dispose of Products in the Territory and (b) non-Xerographic Marking Copyrights of Xerox and its Subsidiaries, with a right to sublicense the same to its Subsidiaries and Fuji Xerox JV OPCO’s (to the extent that such Fuji Xerox JV OPCOs agree to be bound by all other obligations of the Parties under this Agreement), to reproduce, modify, prepare derivative works of, display, perform and distribute Products in the Territory. The royalty rates shall be negotiated in good faith by the Parties taking into account the nature and scope of the applicable Patents, Copyrights and Technical Information which royalties shall be no less favorable to Fuji Xerox than those offered by Xerox to a third party under similar circumstances. The RRO set forth in this Section shall become available to Fuji Xerox, for any item or items of Patent, Copyright, Technical Information, either upon Xerox offering the same to Fuji Xerox by written notice, requesting that Fuji Xerox exercise or waive its rights under this Section or upon Fuji Xerox notifying Xerox in writing, requesting that Fuji Xerox be allowed to exercise its rights under this Section. The Party receiving such notice shall respond to such notice of offer within thirty (30) days of the receipt of same indicating that (in the case of an offer by Xerox) Fuji Xerox elects to exercise or waives its rights under this RRO or (in the case of a request for license by Fuji Xerox) Xerox agrees to consider the requested license of rights to Fuji Xerox under this RRO. Xerox and Fuji Xerox agree that each Party shall negotiate in good faith, but the failure of the Parties to reach agreement shall not be deemed a lack of good faith on the part of either Party. If acceptable terms and conditions are not agreed in writing within ninety (90) days (or such other time as the Parties may mutually agree in writing) of receipt by Fuji Xerox of the offer by Xerox or (in the case of a request for license by Fuji Xerox) receipt by Xerox of the request by Fuji Xerox, Xerox may proceed with other transactions regarding such non-Xerographic Marking Patents, Copyrights and Technical Information of Xerox and its Subsidiaries. In addition to the foregoing, Fuji Xerox may later request a right to receive a non-exclusive, royalty-bearing right and license even after Fuji Xerox has waived its rights under paragraph (a) above, but such license shall be considered by Xerox only to the extent that Xerox can grant such license without derogating from any other license or licenses to which Xerox then is a party. For avoidance of doubt, the Parties agree that Xerox may offer and grant non-exclusive licenses to non-Xerographic Marking Patents, Copyrights and Technical Information to any third party prior to offering the same to Fuji Xerox.

(b)	Notwithstanding the foregoing, Fuji Xerox may request an exclusive, royalty-bearing license to such non-Xerographic Marking Patents, Copyrights and Technical Information of Xerox and its Subsidiaries, but Xerox shall be under no obligation to accept such request nor to grant such license on an exclusive basis.

B3.	Xerox License to Fuji Xerox of non-Xerographic non-Marking DPA Technical Information, Copyrights and Patents:

(a)

During the term of this Agreement Xerox grants to Fuji Xerox a Reserved Right of Option (“RRO”) under which Fuji Xerox may elect to receive a non-exclusive right and license to non-Xerographic, non-Marking, DPA Patents, Copyrights and Technical Information of Xerox and its Subsidiaries, with a right to sublicense the same to its Subsidiaries and Fuji Xerox JV OPCO’s (to the extent that such Fuji Xerox JV OPCOs agree to be bound by all other obligations of the Parties under this Agreement) (a) with respect to Patents and Technical Information, to manufacture, have made, use, lease, sell, distribute or otherwise dispose of Products in the Territory and (b) with respect to Copyrights, to reproduce, modify, prepare derivative works of, display, perform and distribute Products in the Territory. The license to Fuji Xerox under this Section shall be royalty-free only to the extent the non-Xerographic, non-Marking, DPA Technical Information, Copyrights and Patents are used or embodied in Marking Products, and will arise without the need for election as set forth above. The use or embodiment of the non-Xerographic, non-Marking, DPA Technical Information, Copyrights and Patents in non-Marking Products shall be royalty-bearing. The royalty rates shall be negotiated in good faith by the Parties taking into account the nature and scope of the applicable Patents, Copyrights and Technical Information which royalties shall be no less favorable to Fuji Xerox than those offered by Xerox to a third party under similar circumstances. The RRO set forth in this Section shall become available to Fuji Xerox, for any item or items of Patents, Copyrights or Technical Information, either upon Xerox offering the same to Fuji Xerox by written notice, requesting that Fuji Xerox exercise or waive its rights under this Section or upon Fuji Xerox notifying Xerox in writing, requesting that Fuji Xerox be allowed to exercise its rights under this Section. The Party receiving such notice shall respond to such notice of offer within thirty (30) days of the receipt of same indicating that (in the case of an offer by Xerox) Fuji Xerox elects to exercise or waives its rights under this RRO or (in the case of a request for license by Fuji Xerox) Xerox agrees to consider the requested license of rights to Fuji Xerox under this RRO. Xerox and Fuji Xerox agree that each Party shall negotiate in good faith, but the failure of the Parties to reach agreement shall not be deemed a lack of good faith on the part of either Party. If acceptable terms and conditions are not agreed in writing within ninety (90) days (or such other time as the Parties may mutually agree in writing) of receipt by Fuji Xerox of the offer by Xerox or (in the case of a request for license by Fuji Xerox) receipt by Xerox of the request by Fuji Xerox, Xerox may proceed with other transactions regarding such non-Xerographic non-Marking DPA Patents, Copyrights and Technical Information of Xerox and its Subsidiaries. In addition to the foregoing, Fuji Xerox may later request a right to receive a non-exclusive, royalty-bearing right and license even after Fuji Xerox has waived its rights under paragraph (a), above, but such license shall be considered by Xerox only to the extent that Xerox can grant such license without derogating from any other license or licenses to which Xerox then is a party. For avoidance of doubt, the Parties agree that Xerox may offer and grant non-exclusive licenses to non-Xerographic non-Marking, DPA Patents, Copyrights and Technical Information to any third party prior to offering the same to Fuji Xerox.

(b)	Notwithstanding the foregoing, Fuji Xerox may request an exclusive, royalty-bearing license to such non-Xerographic, non-Marking, DPA Patents, Copyrights and Technical Information of Xerox and its Subsidiaries, but Xerox shall be under no obligation to accept such request nor to grant such license on an exclusive basis.

B4.	Fuji Xerox License to Xerox of Xerographic Technical Information, Copyrights and Patents:

(a)	Except as otherwise expressly provided in the Agreement, Fuji Xerox grants to Xerox for the term of the Agreement a royalty-free, exclusive license (a) under Xerographic Patents, and Xerographic Technical Information of Fuji Xerox and its Subsidiaries and Fuji Xerox JV OPCOs (to the extent licensable by Fuji Xerox to Xerox) to manufacture, have made, use, lease, sell, distribute or otherwise dispose of Products outside the Territory and (b) under Xerographic Copyrights of Fuji Xerox and its Subsidiaries and Fuji Xerox JV OPCOs (to the extent licensable by Fuji Xerox to Xerox) to reproduce, modify, prepare derivative works (as that term is defined in Article 2 of the Berne Convention) of, display, perform and distribute Products outside the Territory. No right or license is granted under this Agreement with respect to any Patent, Technical Information or Copyright of Fuji Xerox and its Subsidiaries and Fuji Xerox JV OPCOs inside the Territory. In accordance with the license granted herein, Fuji Xerox agrees to use commercially reasonable efforts to prevent the sale by a third party outside of the Territory of Fuji Xerox’s Xerographic Products unless such sale has been approved in writing by Xerox.

(b)	Xerox shall have the right to grant sublicenses to its Subsidiaries or any of them with respect to all licenses granted to it above.

(c)	Xerox may grant sublicenses to any other third party under the licenses granted under Section B4(a) with respect to Xerographic Patents, Technical Information and/or Copyrights of Fuji Xerox with a prior written notice to Fuji Xerox except for cases where Xerox intends to bring a case against a third party by utilizing Xerographic Patents of Fuji Xerox issued outside the Territory, which requires prior consultation with Fuji Xerox, which consultation shall not exceed thirty (30) days.

B5.	Fuji Xerox License to Xerox of non-Xerographic Marking Technical Information, Copyrights and Patents:

(a)

During the term of the Agreement Fuji Xerox grants to Xerox a Reserved Right of Option (“RRO”) under which Xerox may elect to receive a non-exclusive, royalty-bearing right and license to (a) non-Xerographic Marking Patents and Technical Information of Fuji Xerox and its Subsidiaries and Fuji Xerox JV OPCO’s (to the extent licensable by Fuji Xerox to Xerox), with a right to sublicense the same to its Subsidiaries, to manufacture, have made, use, lease, sell, distribute or otherwise dispose of Products outside of the Territory and (b) non-Xerographic Marking Copyrights of Fuji Xerox and its Subsidiaries and Fuji Xerox JV OPCO’s (to the extent licensable by Fuji Xerox to Xerox), with a right to sublicense the same to its Subsidiaries, to reproduce, modify, prepare derivative works of, display, perform and distribute Products outside the Territory. The royalty rates shall be negotiated in good faith by the Parties taking into account the nature and scope of the applicable Patents, Copyrights and Technical Information which royalties shall be no less favorable to Xerox than those offered by Fuji Xerox to a third party under similar circumstances. The RRO set forth in this Section shall become available to Xerox, for any item or items of Patent, Copyright or Technical Information, either upon Fuji Xerox offering the same to Xerox by written notice, requesting that Xerox exercise or waive its rights under this Section or upon Xerox notifying Fuji Xerox in writing, requesting that Xerox be allowed to exercise its rights under this Section. The Party receiving such notice shall respond to such notice of offer within thirty (30) days of the receipt of same indicating that (in the case of an offer by Fuji Xerox) Xerox elects to exercise or waives its rights under this RRO or (in the case of a request for license by Xerox) Fuji Xerox agrees to consider the requested license of rights to Xerox under this RRO. Xerox and Fuji Xerox agree that each Party shall negotiate in good faith, but the failure of the Parties to reach agreement shall not be deemed a lack of good faith on the part of either Party. If acceptable terms and conditions are not agreed in writing within ninety (90) days (or such other time as the Parties may mutually agree in writing) of receipt by Xerox of the offer by Fuji Xerox or (in the case of a request for license by Xerox) receipt by Fuji Xerox of the request by Xerox, Fuji Xerox may proceed with other transactions regarding such non-Xerographic Marking Patents, Copyrights and Technical Information of Fuji Xerox and its Subsidiaries and Fuji Xerox JV OPCO’s. In addition to the foregoing, Xerox may later request a right to receive a non-exclusive, royalty-bearing right and license even after Xerox has waived its rights under paragraph (a), above, but such license shall be considered by Fuji Xerox only to the extent that Fuji Xerox can grant such license without derogating from any other license or licenses to which Fuji Xerox then is a party. For avoidance of doubt, the Parties agree that Fuji Xerox may offer and grant non-exclusive licenses to non-Xerographic Marking Patents, Copyrights and Technical Information to any third party prior to offering the same to Xerox.

(b)	Notwithstanding the foregoing, Xerox may request an exclusive, royalty-bearing license to such non-Xerographic Marking Patents, Copyrights and Technical Information of Fuji Xerox and its Subsidiaries and Fuji Xerox JV OPCOs, but Fuji Xerox shall be under no obligation to accept such request nor to grant such license on an exclusive basis.

B6.	Fuji Xerox License to Xerox of non-Xerographic non-Marking DPA Technical Information, Copyrights and Patents:

(a)

During the term of this agreement Fuji Xerox grants to Xerox a Reserved Right of Option (“RRO”) under which Xerox may elect to receive a non-exclusive right and license to non-Xerographic, non-Marking, DPA Patents, Copyrights and Technical Information of Fuji Xerox and its Subsidiaries and Fuji Xerox JV OPCO’s (to the extent licensable by Fuji Xerox to Xerox), with a right to sublicense the same to its Subsidiaries (a) with respect to Patents and Technical Information, to manufacture, have made, use, lease, sell, distribute or otherwise dispose of Products outside of the Territory and (b) with respect to Copyrights, to reproduce, modify, prepare derivative works of, display, perform and distribute Products outside of the Territory. The license to Xerox under this Section shall be royalty-free only to the extent the non-Xerographic, non-Marking, DPA Technical Information, Copyrights and Patents are used or embodied in Marking Products, and will arise without the need for election as set forth above. The use or embodiment of the non-Xerographic, non-Marking, DPA Technical Information, Copyrights and Patents in non-Marking Products shall be royalty-bearing. The royalty rates shall be negotiated in good faith by the Parties taking into account the nature and scope of the applicable Patents, Copyrights and Technical Information which royalties shall be no less favorable to Xerox than those offered by Fuji Xerox to a third party under similar circumstances. The RRO set forth in this Section shall become available to Xerox, for any item or items of Patent, Copyright and Technical Information, either upon Fuji Xerox offering the same to Xerox by written notice, requesting that Xerox exercise or waive its rights under this Section or upon Xerox notifying Fuji Xerox in writing, requesting that Xerox be allowed to exercise its rights under this Section. The Party receiving such notice shall respond to such notice of offer within thirty (30) days of the receipt of same indicating that (in the case of an offer by Fuji Xerox) Xerox elects to exercise or waives its rights under this RRO or (in the case of a request for license by Xerox) Fuji Xerox agrees to consider the requested license of rights to Xerox under this RRO. Xerox and Fuji Xerox agree that each Party shall negotiate in good faith, but the failure of the Parties to reach agreement shall not be deemed a lack of good faith on the part of either Party. If acceptable terms and conditions are not agreed in writing within ninety (90) days (or such other time as the Parties may mutually agree in writing) of receipt by Xerox of the offer by Fuji Xerox or (in the case of a request for license by Xerox) receipt by Fuji Xerox of the request by Xerox, Fuji Xerox may proceed with other transactions regarding such non-Xerographic, non-Marking, DPA Patents, Copyrights and Technical Information of Fuji Xerox and its Subsidiaries and Fuji Xerox JV OPCO’s. In addition to the foregoing, Xerox may later request a right to receive a non-exclusive, royalty-bearing right and license even after Xerox has waived its rights under paragraph (a), above, but such license shall be considered by Fuji Xerox only to the extent that Fuji Xerox can grant such license without derogating from any other license or licenses to which Fuji Xerox then is a party. For avoidance of doubt, the Parties agree that Fuji Xerox may offer and grant non-exclusive licenses to non-Xerographic, non-Marking, DPA Patents, Copyrights and Technical Information to any third party prior to offering the same to Xerox.

(b)	Notwithstanding the foregoing, Xerox may request an exclusive, royalty-bearing license to such non-Xerographic, non-Marking, DPA Patents, Copyrights and Technical Information of Fuji Xerox and its Subsidiaries and Fuji Xerox JV OPCOs, but Fuji Xerox shall be under no obligation to accept such request nor to grant such license on an exclusive basis.

B7.	Fuji Xerox Rights to Xerox non-Xerographic Marking Products:

Xerox shall provide Fuji Xerox with a Right of First Offer (“ROFO”) under which prior to offering a non-Xerographic Marking Product to any third party within the Territory, Xerox shall first offer Fuji Xerox the right to negotiate with Xerox for distribution rights to such non-Xerographic Marking Product, such negotiation to be conducted in good faith. If mutually acceptable terms and conditions are agreed in writing within sixty (60) days, Xerox shall not offer any third party distribution rights to such non-Xerographic Marking Product. If the Parties are unable to agree to mutually acceptable terms and conditions within such sixty (60) day period or if Fuji Xerox declines the offer to distribute such non-Xerographic Marking Product, Xerox may grant exclusive or non-exclusive rights for such non-Xerographic Marking Product to other third parties in the Territory under terms and conditions which are as favorable or more favorable to Xerox in similar order volume and terms and conditions as those offered to Fuji Xerox. Nothing set forth in this Section shall be deemed to be an offer of a license to any patents embodied in such non-Xerographic Marking Product, and any such license shall be governed by other provisions of this Part B of this Agreement. Fuji Xerox may request a non-exclusive right to distribute such non-Xerographic Marking Product, even after Fuji Xerox has waived its rights under the offer made to Fuji Xerox by Xerox under this Section, but only to the extent that such right can be granted without derogating from any other agreements to which Xerox then is a party.

B8.	Xerox’s Rights to Fuji Xerox non-Xerographic Marking Products:

Fuji Xerox shall provide Xerox with a Right of First Offer (“ROFO”) under which prior to offering a non-Xerographic Marking Product to any third party outside of the Territory, Fuji Xerox shall first offer Xerox the right to negotiate with Fuji Xerox for distribution rights to such non-Xerographic Marking Product, such negotiation to be conducted in good faith. If mutually acceptable terms and conditions are agreed in writing within sixty (60) days, Fuji Xerox shall not offer any third party distribution rights to such non-Xerographic Marking Product. If the Parties are unable to agree to mutually acceptable terms and conditions within such sixty (60) day period or if Xerox declines the offer to distribute such non-Xerographic Marking Product, Fuji Xerox may grant exclusive or non-exclusive rights for such non-Xerographic Marking Product to other third parties outside the Territory under terms and conditions which are as favorable or more favorable to Fuji Xerox in similar order volume and terms and conditions as those offered to Xerox. Nothing set forth in this Section shall be deemed to be an offer of a license to any patents embodied in such non-Xerographic Marking Product, and any such license shall be governed by other provisions of this Part B of this Agreement. Xerox may request a non-exclusive right to distribute such non-Xerographic Marking Product, even after Xerox has waived its rights under the offer made to Xerox by Fuji Xerox under this Section, but only to the extent that such right can be granted without derogating from any other agreements to which Fuji Xerox then is a party.

B9.	Notice of Business Activities Outside Licensed Territory:

Subject to Part B of this Agreement, each Party shall notify the other Party prior to the conduct of DPA outside the Territory (in the case of Fuji Xerox) and within the Territory (in the case of Xerox) in order to permit the respective Parties to exercise their rights under this Agreement.

B10.	Limitation On Sublicense Rights:

Except as expressly set forth in this Agreement, neither Party shall have the right to sublicense with respect to all licenses granted a Party hereunder.

B11.	Right of License to Third Party Patents, Copyrights and Technical Information:

Any Patents or Technical Information licensable or sublicensable by Xerox or Fuji Xerox because of an agreement with a third party and as to which Xerox or Fuji Xerox is required to make payment to a third party, or under which Xerox or Fuji Xerox is not free to grant full licenses or sublicenses to the other Party, shall be licensed to the other Party in accordance with the territorial limits of Part B hereto, if so desired by the other Party and the other Party agrees to be sublicensed under the terms and conditions for such license or sublicense, including payment of a royalty or other compensation to the third party, if any, and subject to the terms of the agreement with such third party.

B12.	Ownership and Administration of Intellectual Property:

For purposes of this Section, the term “Party” or “Parties” shall include a Subsidiary of a Party if the context so indicates. All inventions, works of authorship and Technical Information created by either or both Parties during the term of the Agreement, together with all Patents and Copyrights obtained with respect to such inventions, works of authorship and Technical Information (collectively, the “Intellectual Property”), shall be owned and administered solely by the Party who controls the principal creator(s); provided, however, that if (i) the other Party provides more than 80% of the investment for the intended Project (as that term is defined below in this Section B12) which results in the creation of such inventions, works of authorship and Technical Information (as shall be defined in a prior, written agreement between the Parties) as defined in the specific Project agreement or statement of work under which such Intellectual Property was created; or (ii) the Party who controls the principal creator(s) cannot be identified and agreed upon, then such Intellectual Property shall be owned and administered jointly worldwide by Xerox and Fuji Xerox. For avoidance of doubt, the terms and agreements set forth in any Project agreement or statement of work (the “Project”), which shall be required for all such joint efforts between the Parties, shall govern the ownership and administration of Intellectual Property created thereunder to the extent that such terms and conditions differ from those set forth in this Section if such Project is agreed in writing between corporate officers of the Parties. In no event shall ownership of any Project deliverables or other Project outputs alter or affect the ownership of any underlying or previously existing Patents, Technical Information or Copyrights. Further, in determining the 80% threshold for a Project, any works that have already been implemented by the Party who controls the principal creator(s), without any involvement and/or contribution by the other Party, either in the form of development or investment, shall not be taken into consideration for the purpose of determining ownership.

B13.	Rights in Software Derivative Works:

A Software derivative work that does not reflect or contain significant added value (including, but not limited to a mere translation from one language to another or a simple localization of a program from one market to another, etc.) shall be owned by the owner(s) of the original work.

B14.	Disclosure of Technical Information; Gatekeepers:

(a)	Xerox and Fuji Xerox shall promptly and fully disclose or cause to be disclosed to the other Party, on a continuing basis, all Xerographic Technical Information as to which either Party has transferable rights; provided that the use of such Technical Information shall be subject to those provisions of Part D if, applicable.

(b)	For purposes of this Section B14 (b) through (g), each Party shall designate a gatekeeper, which gatekeeper shall serve in such capacity until a replacement is notified to the other Party in writing. Such gatekeeper shall be one or more individual employees of a Party designated by such Party to receive information from the other Party in order to ascertain if a more complete disclosure of Technical Information is desired or needed by such Party or if such information is already licensed under the Amended 1999TA.

(c)	Xerox and Fuji Xerox further agree to disclose to the designated gatekeeper of the other Party all non-Xerographic Marking Technical Information not disclosed pursuant to the above paragraph on an ongoing basis to enable the other Party to obtain its RRO and ROFO rights as set forth above.

(d)	Xerox and Fuji Xerox shall also disclose to the designated gatekeeper of the other Party, on a continuing basis, such information concerning non-Xerographic, non-Marking DPA Technical Information not disclosed pursuant to the above sufficient to enable the other Party to ascertain if such non-Xerographic, non-Marking DPA Technical Information is used or embodied in any Marking Product with respect to which Marking Product the Party shall be entitled to a royalty-free license as set forth above, or to enable the other Party to obtain its RRO rights as set forth above.

(e)	For purposes of this provision, Software shall be treated within the category(ies) in which it is likely to be applied in accordance with the definitions of Xerography, Marking and DPA set forth above.

(f)	The Parties shall agree upon a process to govern disclosures made pursuant to this Section B14 and shall, upon reaching such agreement, append such process to this Agreement as Annex B-1.

(g)	The Parties agree that disclosures between the gatekeepers of the Parties shall be promptly made without reference to other matters set forth in this Agreement.

B15.	Training and Technical Assistance:

(a)	The Parties agree that personnel in the full-time employment of Xerox or Fuji Xerox will be permitted to visit certain facilities designated by the other Party and/or become resident at such locations designated by the other Party in order to receive disclosure of Xerographic Technical Information. Any such visitation or residence shall not include, and any visitor or resident shall not request access to facilities or portions thereof, which are not directly involved in the creation of Xerographic Technical Information or Xerographic Products.

Except as otherwise agreed, visitors and residents may not contact or access vendors and suppliers of the hosting Party without consulting with the hosting Party if the visitors and residents know that the hosting Party has contracts with such vendors and suppliers and such contacts require the disclosure by the vendor or supplier of the confidential information of the hosting Party which is subject to an obligation of confidentiality.

A Party may elect, at its option to grant the other Party, such other assistance and training as the Party determines. All non-Xerographic Technical Information shall only be disclosed to the designated gatekeeper of the other Party and shall not be disclosed to residents unless such residents are designated as one of gatekeepers. The numbers of such visitors or residents, the objectives and purposes for such visits and the schedules of visits shall be agreed in advance in order to minimize interference with other business activities. All visitors and residents shall act as employees of the employer Party and are not allowed to hold themselves out as representatives or agents of the hosting Party. All expenses incurred by such visitors or residents shall be paid by their employer.

(b)	In the event a Party sends personnel to the facilities of the other Party to disclose its Technical Information or render other assistance and training in response to a request from the other Party, the hosting Party shall reimburse the providing Party with all reasonably incurred travel and living expenses subject to standard limits imposed by the providing Party.

B16.	Third Party Agreements:

(a)	Notification: Xerox and Fuji Xerox shall promptly notify the other Party in writing upon the initiation of negotiations by Xerox, Fuji Xerox or one of their respective Subsidiaries with any third party involving any of the following, provided that if such third party is Fuji Photo Film Co., Ltd. reporting of such events shall be made after such occurrence of the events on a quarterly basis:

(i)	acquisition from or supply to such third party of products for resale or lease which could reasonably be expected to be of significance to the other Party,

(ii)	licensing of Copyrights from or to a third party which could reasonably be expected to be of significance to the other Party,

(iii)	licensing of Patents, Technical Information or Trademarks from or to a third party, which license could reasonably be expected to be of significance to the other Party,

(iv)	joint technical research or development with such third party which could reasonably be expected to be of significance to the other Party, or

(v)	other business cooperation with such third party which could reasonably be expected to be of significance to the other Party.

(b)	Mutual Rights: In the negotiations described above, and with respect to Xerographic Patents and Technical Information, Xerox agrees to use commercially reasonable efforts to obtain rights in the Territory equivalent to those which it obtains for itself outside the Territory, including the right to grant such rights to Fuji Xerox, and Fuji Xerox agrees to use commercially reasonable efforts to obtain rights outside the Territory equivalent to those which it obtains for itself in the Territory, including the right to grant such rights to Xerox.

B17.	Measures to Insure Confidentiality of Xerographic Technical Information:

(a)	Subject to the provisions regarding Confidentiality set forth in Part E below, Xerox and Fuji Xerox agree to adopt and implement security procedures for classifying Xerographic Technical Information and for determining the persons to whom the various classes of such Xerographic Technical Information are authorized to be disclosed based upon their need to know the same for purposes of performing their responsibilities on behalf of the disclosing Party. All non-Xerographic Technical Information shall be disclosed only through the designated gatekeeper(s) of the other Party in accordance with the process which shall also be agreed between the Parties.

(b)	Xerox and Fuji Xerox agree to arrange for senior technical representatives of the Parties to jointly review the above-mentioned security procedures and the practices thereunder from time to time, and at least once each calendar year, to determine what, if any, changes are appropriate.

(c)	The Parties will ensure that each employee of Xerox, Fuji Xerox and their Subsidiaries has executed a confidentiality agreement satisfactory to the other Party before such employee is given access to Technical Information covered by an obligation of confidentiality, but such access shall be limited as otherwise provided in the Agreement.

(d)	The Parties agree to take all necessary action, including but not limited to court proceedings, to compel compliance with the provisions of this Section B17 and the written agreements to be obtained pursuant to Section B17(c) above.

(e)	The provisions of this Section B17 shall also apply to all Technical Information exchanged by and between a Party and the Subsidiaries of the other Party, and between Subsidiaries of the Parties.

(f)	The Parties agree to review the processes and procedures established under this Section upon the request from either Party eighteen (18) months from the Effective Date.

B18.	Patent Applications, Maintenance and Abandonment:

Each Party shall, without cost to the other Party, pay all maintenance and renewal fees necessary to keep its issued Xerographic Patents (in the Territory in the case of Xerox ownership, and outside the Territory in the case of Fuji Xerox ownership) in force, provided that the owning Party may abandon any issued Xerographic Patent in the respective geography with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Either Party may abandon any application for a Patent prior to the issuance of such Patent for any reason.

B19.	Filing, Maintenance and Defense of Jointly Owned Patents:

For those inventions to be owned and administered jointly worldwide by Fuji Xerox and Xerox in accordance with Section B12, the following patent application filing procedures will apply:

(a)	Promptly upon one Party’s decision to initiate a patent filing, the Parties shall establish a joint worldwide patent filing program.

(b)	The Party in whose territory an invention is made shall be responsible for the preparation and filing of all domestic and foreign patent applications. A copy of the initial patent application shall be provided to the other Party. If the initial application is filed in Japan by Fuji Xerox, a translation into English thereof, shall be provided to Xerox.

(c)	All preparation, filing and maintenance costs will be shared equally by the Parties.

(d)	The preparing Party shall promptly forward copies of prosecution documents to the other Party.

(e)	In the event that the Parties have not agreed upon the scope of a patent filing program, the Party desiring to file a patent application in a given country may do so at its own expense. The patent applications so filed shall continue to be jointly owned.

(f)	If one Party chooses not to file a Jointly Owned Patent application in any country and, in lieu thereof, desires to publish the subject matter of the invention, the other Party will be given an opportunity (not less than forty-five (45) days) to file a patent application, at its expense in any country, and shall be given the full cooperation of the inventors of the other Party. The patent applications so filed shall continue to be jointly owned.

(g)	Once a patent application has been filed in any country, either Party shall be free to independently publish the subject matter of the invention. However, the Party desiring to publish shall notify the other Party prior to publication in order to give the other Party an opportunity to present compelling reasons for not publishing.

B20.	Enforcement Rights for Patents:

(a)	Fuji Xerox shall have the exclusive right to enforce: (i) all Patents which are issued inside the Territory and which are owned either solely by Fuji Xerox or jointly with Xerox; (ii) all Xerographic Patents of Xerox which are issued inside the Territory; and (iii) all of its non-Xerographic Patents which are issued outside the Territory.

(b)	Xerox shall have the exclusive right to enforce: (i) all Patents which are issued outside the Territory and which are owned either solely by Xerox or jointly with Fuji Xerox; (ii) all Xerographic Patents of Fuji Xerox which are issued outside the Territory; and (iii) all of its non-Xerographic Patents which are issued inside the Territory.

(c)	In the event that Fuji Xerox brings a lawsuit inside the Territory to enforce a Xerographic Patent as to which it has exclusive enforcement rights under this Section, or Xerox brings a lawsuit outside the Territory to enforce a Xerographic Patent as to which it has exclusive enforcement rights under this Section, the Party bringing the lawsuit shall be: (i) solely responsible for managing it, including retaining and supervising outside counsel, and for paying the on-going litigation costs and expenses; and (ii) entitled to retain all damages, costs and expenses awarded against the defendant for infringement of the Patent.

(d)	In the event a Party commences an enforcement action as permitted in this Section B20, the other Party agrees to offer all reasonable cooperation and assistance requested by such enforcing Party, all at the enforcing Party’s cost and expense.

B21.	Enforcement Rights for non-Xerographic Patents:

(a)	In the event that a non-Xerographic Patent of Fuji Xerox which is issued outside the Territory and which is licensed to Xerox, or a non-Xerographic Patent of Xerox which is issued inside the Territory and which is licensed to Fuji Xerox, is infringed by a third party, the Parties shall discuss the situation and decide whether or not to bring a lawsuit against the third party and, if so, which Party shall do so. If a Party other than the Patent owner is to bring a lawsuit, then the Party owning the Patent shall either assign or exclusively license it to the other Party in order that it may do so. Unless otherwise agreed by the Parties, the Party bringing the lawsuit shall be: (i) solely responsible for managing it, including retaining and supervising outside counsel, and for paying the on-going litigation costs and expenses; and (ii) entitled to retain all damages, costs and expenses awarded against the defendant for infringement of the Patent.

(b)	Insofar as it is necessary to join a Party as an indispensable Party in an enforcement action, the Parties agree to cooperate in such enforcement action and to participate in such joinder. In addition, the Parties shall share costs, expenses and any damage awards in a manner to be agreed upon on a case-by-case basis.

PART C – BRAND PROVISIONS, ROYALTIES AND LICENSES

C1.	Xerox Trademark License to Fuji Xerox:

(a)

Subject to the terms and conditions of this Agreement, Xerox hereby grants to Fuji Xerox (i) an exclusive license to use Xerox Trademarks to manufacture, have made, use, lease, sell, distribute or otherwise dispose of Xerographic

Products in the Territory; (ii) a non-exclusive license to use Xerox Trademarks to manufacture, have made, use, lease, sell, distribute or otherwise dispose of all other Products in the Territory; and (iii) a limited right, on a case by case basis and upon the prior written permission of Xerox, to use the “Fuji Xerox Co., Ltd.” name on the nameplate attached to certain products sold outside of the Territory as set forth in Annex C-1. Fuji Xerox acknowledges and understands that the use of the “Fuji Xerox” Trademark and Trade Name outside of the Territory for advertisement or solicitation purposes is outside of this grant and is strictly prohibited.

(b)	Notwithstanding the above, Xerox reserves all rights with respect to Xerox Trademarks not expressly licensed to Fuji Xerox hereunder, including but not limited to:

(i)	the right to use Xerox Trademarks inside the Territory in connection with any goods and/or services other than the right to manufacture, have made, use, lease, sell, distribute or otherwise dispose of Xerographic Products. However, Xerox shall consult with Fuji Xerox before using the word “XEROX” inside the Territory in order to understand any concerns that Fuji Xerox may have regarding the proposed use; and

(ii)	the right to license the Xerox Trademarks to others inside the Territory in connection with any goods and/or services other than Products; and

(iii)	the right to source Xerographic Products bearing Xerox Trademarks in the Territory for distribution exclusively outside the Territory , pursuant to Section D4 of this Agreement.

C2.	Fuji Xerox Trademark License to Xerox:

Fuji Xerox hereby agrees to grant to Xerox, upon negotiation of the terms and conditions for same, a royalty-free, non-exclusive license to use any Fuji Xerox Trademarks solely in connection with DPA outside the Territory on a case by case basis.

C3.	Brand Non-performance:

If, in the reasonable opinion of Xerox, Fuji Xerox fails to use its best efforts to create, expand and maintain a profitable market for any branded Xerographic Product in any country in the Territory, the license granted in Section C1 shall, at Xerox’s option, exercisable after consultations between the Parties and an opportunity of Fuji Xerox to cure such failure within six (6) months after notice of such failure from Xerox, become non-exclusive only with respect to such branded Xerographic Product or Products in such country or countries and Xerox shall have the express right to enter the country or countries with such Product(s).

C4.	Trademark Sublicense Rights:

(a)	Subject to the provisions of this Agreement, Fuji Xerox shall have the right to grant sublicenses of Xerox Trademarks to its Subsidiaries and Fuji Xerox JV OPCOs and the Subsidiaries of any of them. All such sublicenses must be in substantial accordance with the terms and conditions contained in this Part C of this Agreement. Any such sublicensing shall not relieve Fuji Xerox of its obligations hereunder. No right or license is granted under this Agreement in respect of any Xerox Trademark outside of the Territory.

(b)	Except as expressly provided in this Section, Fuji Xerox has no right to grant sublicenses of Xerox Trademarks to any other entity without the express written approval of Xerox; except that, if it becomes necessary or desirable in the opinion of Fuji Xerox to sublicense a Xerox Trademark in order to resolve a particular enforcement action against a third party infringer, the Parties shall discuss the matter with each other and Xerox may authorize Fuji Xerox to grant such sublicense to such third party under terms and conditions mutually agreed by the Parties.

C5.	Business Use of Xerox Trade Names:

Fuji Xerox and its Subsidiaries and such other companies as agreed in writing (except for certain small “start-up” companies to be mutually agreed to in writing) shall trade under the trade names that include the term “Xerox” in the Territory except where otherwise agreed between the Parties and except in the case of P.T. Astra-Graphia in Indonesia.

C6.	Business Use of Xerox Trademarks:

(a)	Trademarks for Products within DPA.

(i)	Use of XEROX and FUJI XEROX Trademarks.

All Products manufactured, made, used, sold, leased, distributed or otherwise disposed of within DPA inside the Territory by Fuji Xerox, its Subsidiaries and Fuji Xerox JV OPCOs shall prominently bear the “XEROX” or “FUJI XEROX” trademark. Use of such Trademarks shall be subject to Xerox’s review and approval and be registered (where registerable) in the name of Xerox Corporation or Xerox Limited in the Territory.

(ii)	Use of Product Names for Product to be marketed only in the Territory within Office Segment.

For purposes of this paragraph, Products within the Office Segment (“Office Products”) shall be agreed to separately between the Parties. Provided, however, Office Products shall generally include products designed to be marketed and used in a business office setting. All such Products manufactured, made, used, sold, leased, distributed or otherwise disposed of within DPA in the Territory by Fuji Xerox, its Subsidiaries and Fuji Xerox JV OPCOs for the Office Segment may bear Fuji Xerox Trademarks as product names, if so desired by Fuji Xerox, provided such use is secondary to the “XEROX” or “FUJI XEROX” Trademark used; and provided further that prior to implementation of such Fuji Xerox trademarks, Fuji Xerox shall propose, in writing, to Xerox such Fuji Xerox Trademarks for Xerox’s prompt concurrence. If Xerox does not so concur to the proposed use of Fuji Xerox Trademarks, then Fuji Xerox shall propose alternatives for Xerox concurrence until mutual agreement is reached, in writing, between the Parties. Such Fuji Xerox Trademarks shall be registered (where registerable) in the name of Fuji Xerox in the Territory.

(iii)	Use of Product Names within Production Group and Global Services Segments.

For purposes of this paragraph, Products within the Production Group and Global Services Segments shall be agreed to separately between the Parties.

All Products manufactured, made, used, sold, leased, distributed or otherwise disposed of within DPA inside the Territory shall bear Xerox Trademarks as product names, be approved by Xerox and registered (where registerable) in the name of Xerox Corporation or Xerox Limited in the Territory at Xerox’s cost; provided that Xerox Corporation or Xerox Limited shall effectively manage that process.

(iv)	Fuji Xerox may, from time to time, use other trademarks with respect to DPA; provided however, all new names must be approved in advance by Xerox and such new names shall be registered (where registerable) in the name of Xerox Corporation or Xerox Ltd. except as provided in Section C6(a)(ii) above.

(v)	As of the Effective Date hereof, the Trademarks issued within the Territory shall be owned by the Parties as set forth on Annex C-2 to this Agreement and the Parties shall take all actions necessary to effect such ownership.

(b)	Trademarks for Products Outside DPA.

For products manufactured, made, used, sold, leased, distributed or otherwise disposed of outside of DPA in the Territory, Fuji Xerox may not use any Xerox Trademark, unless Fuji Xerox obtains prior written approval from Xerox for such use of the Xerox Trademark on a product-by-product basis.

(c)	Fuji Xerox shall not use Xerox Trademarks in any manner that would, in Xerox’s reasonable opinion, be considered to adversely affect Xerox or Xerox Trademarks.

(d)	Xerox agrees to give assistance to Fuji Xerox at the expense of Fuji Xerox to enable Fuji Xerox to register the licenses granted pursuant to this Agreement and the right to use Xerox Trademarks as provided herein at the trademark bureau in the Territory.

C7.	Fuji Xerox Rights to Xerox Trademarks Upon Expiration or Termination:

(a)	In the event Xerox opts not to renew this Agreement, Fuji Xerox shall have a non-exclusive right to use Xerox Trademarks for a period of up to two (2) years from the date of expiration subject to the Quality Control Standards and royalty payments set forth above for such period that the Products are sold, except that during the first year following expiration, such right shall be royalty-free.

(b)	In the event Fuji Xerox opts not to renew this Agreement, Fuji Xerox shall immediately cease implementation of any new or expanded uses of Xerox Trademarks and shall, upon expiration or termination, discontinue existing uses of Xerox Trademarks within thirty (30) days; provided, however, that the use of Xerox Trademarks affixed to Products that have already been sold, leased, distributed or licensed to customers of Fuji Xerox, its Subsidiaries or FX JV OPCOs shall not be affected by this Section C7(b).

(c)	Fuji Xerox acknowledges that its failure to cease use of the Xerox Trademarks in accordance with the provisions of this Agreement after termination thereof will result in immediate and irreparable harm to Xerox for which there is no adequate remedy at law. Notwithstanding the provisions of E29 below, Xerox shall be entitled to bring an action or proceeding for specific performance, injunctive relief and/or other equitable relief to compel Fuji Xerox to discontinue the infringement of the Xerox Trademarks, to cease and desist all unauthorized use of the Xerox Trademarks, to take all affirmative acts necessary to ensure discontinuance of use of the Xerox Trademarks after the expiration or termination of this Agreement, and to obtain such other or different relief as may be necessary and proper.

(d)	Unless otherwise expressly provided herein, upon any other termination of this Agreement all licenses under this Part C will survive for a period of thirty (30) days from the date of termination, during which period the terms and conditions of this Agreement will apply.

C8.	Rights of Inspection Following Termination:

(a)	At the end of the post-termination use period (if any) or expiration date, each Party shall be allowed reasonable access to the other’s premises (including each Party’s Subsidiaries and in the case of Fuji Xerox, Fuji Xerox JV OPCOs) to observe and inspect to insure that either Party’s Trademarks are no longer in use. Continued use of Trademarks of the other Party beyond the above-specified removal periods shall constitute infringement of Xerox Trademarks by Fuji Xerox and Fuji Xerox Trademarks by Xerox respectively and shall give rise to remedy of specific performance for the owner of respective Trademarks as set forth above. Each Party shall not adopt any trade name, trademarks, or service marks that are confusingly similar to the Trademarks of the other Party in the event of termination or expiration of this Agreement.

(b)	Fuji Xerox may not, after the end of the post termination or expiration use period, use Xerox Trademarks in any manner, including without limitation, indicating that Fuji Xerox’s products were formerly marketed under the “Xerox” or “Fuji Xerox” trade name and/or trademark; provided, however, that Fuji Xerox may refer to the fact that the company name was previously Fuji Xerox Co., Ltd. in an editorial manner.

C9.	Trademark Indemnification:

(a)	Fuji Xerox shall, at its own expense, indemnify and hold harmless Xerox, its Subsidiaries, affiliates or assignees, and their directors, officers, employees and agents and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including attorneys’ fees, incurred or sustained by a third party, whether for personal injury or otherwise, because of (i) the manufacture, marketing, use or sale of the Products bearing Xerox Trademarks by Fuji Xerox, any of its Subsidiaries and/or Fuji Xerox JV OPCOs, (ii) the breach by Fuji Xerox of its obligations under this Part C, or (iii) any suit, claim or proceeding brought against Xerox and/or any of its Subsidiaries by a third party alleging that a Fuji Xerox Trademark, if so licensed to Xerox under Section C2 infringes a trademark owned by such third party in any country; provided that Fuji Xerox is promptly notified, given the assistance required, and permitted to direct the defense.

(b)	Xerox shall, at its own expense, indemnify and hold harmless Fuji Xerox, its Subsidiaries and/or Fuji Xerox JV OPCOs, affiliates or assignees, and their directors, officers, employees and agents and defend any action, debt or liability, including attorney’s fees incurred or sustained by a third party because of any suit, claim or proceeding brought against Fuji Xerox, any of its Subsidiaries and/or Fuji Xerox JV OPCOs by a third party alleging that a Xerox Trademark licensed to Fuji Xerox under Part C infringes a trademark owned by such third party in any country; provided that Xerox is promptly notified, given the assistance required, and permitted to direct the defense.

C10.	Trademark Ownership:

(a)	Fuji Xerox acknowledges that the Xerox Trademarks are the exclusive and sole property of Xerox regardless of the name of the current registrant of such Xerox Trademark. Fuji Xerox agrees that any and all rights that might be acquired by its use of Xerox Trademarks shall inure to the sole benefit of Xerox. Fuji Xerox agrees to execute all papers reasonably requested by Xerox to affect further registration of, maintenance and renewal of Xerox Trademarks, where applicable.

(b)	Fuji Xerox shall not at any time apply for registration of any copyright, design, patent or trademark or other designation that would affect the ownership of Xerox Trademarks , nor file any document with any governmental authority or take any action which would adversely affect the ownership of Xerox Trademarks or aid or abet anyone else in doing so.

(c)	Fuji Xerox shall at no time, whether during the Term or thereafter adopt and/or use any trademark, company name or other designation which is confusingly or colorably similar to Xerox Trademarks. If any application for registration is, or has been filed in the Territory or any other country which relates to any name or mark which, in the reasonable opinion of Xerox, is confusingly similar, deceptive or misleading with respect to any Xerox Trademark shall immediately abandon any such application or registration or, at Xerox’s sole discretion, assign it to Xerox. Fuji Xerox shall reimburse Xerox for all the costs and expenses of any opposition, cancellation or related legal proceedings, including attorney’s fees, brought successfully by the Xerox or its authorized representative, in connection with any such registration or application.

C11.	Unlicensed Sales by Third Party:

Except as expressly provided herein, neither Party shall sell any Products bearing the other Party’s Trademarks outside the Territory in the case of Fuji Xerox or inside the Territory in the case of Xerox. If either Party learns of any such sales, it shall use reasonable efforts to obtain possession of said Products and to prevent such sales in the future, including refusing to sell Products bearing the other Party’s Trademarks to the persons or entities responsible for the resale outside the Territory or within the Territory as the case may be. To the fullest extent permitted by applicable law, either Party shall promptly notify the other of such sales, giving the particulars thereof and providing necessary information and assistance. Either Party shall be reimbursed for its out of pocket expenses.

C12.	Quality Control Standards:

(a)	Fuji Xerox shall manufacture, sell, lease, use, distribute or otherwise dispose of Products and all related packaging and promotional materials in compliance with the Quality Control Standards.

Xerox branded Products offered by Fuji Xerox shall be of no less quality than the quality of goods, services and the promotional and packaging materials related thereto offered by Fuji Xerox, as of the execution date hereof.

(b)	The Parties recognize the quality of Products sold under the Xerox and Fuji Xerox Trademarks historically in Fuji Xerox Territory and will cooperate to maintain such appropriate standards of quality.

C13. Quality Control Inspection During Term:

Xerox shall be allowed reasonable access to the Fuji Xerox or any of its Subsidiaries’ and Fuji Xerox JV OPCOs’ or vendors’ or suppliers’ premises upon reasonable advanced notice and during normal business hours solely for the purpose of observing and inspecting to insure that Fuji Xerox is in compliance with the above requirements and that Xerox Trademarks are being used in accordance with the requirements of this Part C. Fuji Xerox agrees to cooperate with Xerox in order to enable such inspection to be conducted. In the event such inspection discloses any material failure by Fuji Xerox to comply with the obligations set forth in this Part C, Fuji Xerox shall immediately remedy such non-compliance. The failure of Fuji Xerox to do so within ninety (90) days or such other time as the Parties may mutually agree in writing shall constitute a material breach of this Agreement, and particularly Part C hereof.

C14. Enforcement of Xerox Trademarks in the Territory:

In the event Fuji Xerox learns of any infringement, threatened infringement or passing-off of Xerox Trademarks in the Territory or that any third party alleges or claims that any Xerox Trademark is liable to cause deception or confusion to the public in the Territory, or is liable to dilute or infringe any right in the Territory, Fuji Xerox shall forthwith notify Xerox and Fuji Xerox and Xerox shall agree to cooperate in addressing said issue.

PART D – PRODUCT PROVISIONS

D1.	Prices and Terms Applicable to Supply Products; Volume Building:

(a)	Subject to the terms set forth below in this Part D related to each Party being the Preferred Supplier (as defined in Section D4. (b)) of the other Party, it is anticipated that one Party may, from time to time, agree to purchase or license Products and parts and components thereof from the other Party. The prices to be paid for such Products will be mutually agreed between the Parties. Such prices will not exceed the prices at which the same or at least substantially similar items of like quality are made available to unaffiliated third parties of the selling/licensing party under similar terms and conditions. For the purpose of this Part D, Products shall specifically exclude any DPA commodity item which does not include or embody any intellectual property of the Parties and which the non-purchasing Party does not manufacture (including have made) and sell. Subject to Section E33, the Parties agree that they may, by mutual agreement, adopt other terms and conditions governing specific transactions and/or markets or other segments and such terms, once agreed in writing, shall take precedence over this Part D to the extent there is a conflict or discrepancy between them.

(b)

To the extent that a product is economically viable for Xerox and meets Xerox’s Quality, Cost and Deliverables (QCDs), it is both Parties’ intention that Fuji Xerox shall be the first-line Preferred Supplier (except for the case that Xerox supplies for itself) of Xerographic IOT’s to Xerox in the product space commonly known as

Segments 3-5 (as understood on the date of this Agreement). Such first-line Preferred Supplier relationship will be separately agreed to, from time to time, in writing, and typically on a program or product basis. It is further both Parties’ intention that Xerox sources such Segments 3-5 product from suppliers in the Territory only if Fuji Xerox cannot provide such Segments 3-5 Product which meets Xerox’s QCDs and only in accordance with Section D4.

(c)	To the extent that a product is economically viable for Fuji Xerox and meets Fuji Xerox’s QCDs, it is both Parties’ intention that Xerox shall be the first-line Preferred Supplier to Fuji Xerox (except for the case that Fuji Xerox supplies for itself) of Products in the Production mono product space (as understood on the date of this Agreement) and iGen3® Digital Publisher space and their follow on Products. Such first-line Preferred Supplier relationship will be separately agreed to, from time to time, in writing, and typically on a program or product basis. It is further both Parties’ intention that Fuji Xerox sources such Production product from suppliers outside the Territory only if Xerox cannot provide such Production product which meets Fuji Xerox’s QCDs and only in accordance with Section D4.

(d)	With respect to volume building in the product space outside the Territory, commonly known as Segments 1 and 2 (as understood on the date of this Agreement), the Parties acknowledge the Charter of Xerox International Partners (XIP), a California general partnership and the 1991 General Partnership Agreement relating to XIP, as amended from time to time as its governing framework. The Parties further acknowledge that realization of volume building in the product space commonly known as Segments 1 and 2 outside the Territory may from time to time require separate agreement between the Parties.

D2.	Manufacturing License Fee:

If either Party manufactures any Product (other than Consumables, where Consumables are toner, fuser, ink or photoreceptor, or constituent parts thereof, including Customer Replaceable Unit (“CRU”) thereof) which the Parties agree employs a significant design of the other Party, the manufacturing Party shall pay an agreed compensation (if any) to the other Party in the form of a manufacturing license fee (“MLF”) or as otherwise may be agreed from time to time; provided, however, there shall be no compensation for the use of Technical Information, unless such Technical Information is a significant design of the other Party. In accordance with Section B14 of the Agreement, under no circumstances will the prompt and full disclosure of Technical Information be interrupted.

D3.	Software License Fee:

If either Party elects to utilize, sublicense or distribute Software of the other Party in a Product, a reasonable Software License Fee (“SLF”) or other form of mutually agreed compensation shall be negotiated with, and paid to, the Party from whom such Software was acquired.

D4.	Purchases from Third Party Vendors:

(a)	The purchase by one Party of a Product manufactured by a third party vendor in the territory of the other Party will be governed by the conditions described in this Part D. Nothing in this Part D shall be construed as altering the obligations of the Parties with reference to the Joint Enterprise Contract (“the 2001 JEC”) as described in Section E28 of this Agreement.

(b)

Any time a buying Party seeks to purchase a Product from a supplier in the other Party’s territory, the buying Party shall first enter into discussions with the other Party to determine whether the other Party is capable of supplying the Product to be purchased. Thus, for sourcing Product in each other’s territory, each Party shall be deemed to be the “Preferred Supplier” of the other. If the buying Party determines that the other Party is capable of fulfilling its requirements, the buying Party shall proceed to negotiate in good faith terms and conditions for the purchase of the desired Product from the other Party. If however the buying Party determines in its sole discretion that the other Party is not yet capable of supplying the desired Product within reasonably required quality, cost and delivery targets, the buying Party shall so inform the other Party and may thereupon enter into discussions with alternative, third party vendors. In such event, the buying Party agrees to continue consultations with the other Party concerning: the strategic implications of the purchase, such as advice/concern expressed by the other Party; the possibility of the other Party supplying the desired Product in the future; or the possibility of the other Party sourcing the same Product from such alternative third party vendor for the other Party’s own use. The buying Party may invite the other Party to join in discussions with potential suppliers but there is no requirement that the buying Party does so.

(c)	Once a decision has been made to purchase a Product from a third party vendor in the other Party’s territory, the following conditions will apply:

(i)	If no technology of either Party is to be transferred or licensed to the third party vendor, the buying Party is not required to seek or obtain approval from the other Party. No compensation shall be paid by the buying Party to the other Party for any purchases the buying Party makes from third party vendors in the other Party’s territory.

(ii)	If the Xerographic technology of the buying Party is to be transferred or licensed to the third party vendor in the other Party’s territory, then:

(1)	If the buying Party agrees to permit the third party vendor to also sell a Product incorporating the Xerographic technology in the other Party’s territory, the other Party’s approval shall be required before such purchases can be made in the other Party’s territory. Compensation shall be provided by the buying Party to the other Party for such sales the third party vendor makes in the other Party’s territory.

(2)	If no sales by the third party vendor in the other Party’s territory are contemplated, the buying Party shall advise and consult with the other Party and seek approval, which shall not be unreasonably withheld, conditioned or delayed. No compensation will be paid by the buying Party to the other Party for such purchases the buying Party makes from third party vendors in the other Party’s territory.

(iii)	If the non-Xerographic technology of the buying Party is to be transferred or licensed to a third party vendor in the other Party’s territory, then the buying Party is not required to seek or obtain approval from the other Party. No compensation shall be paid by the buying Party for any purchases the buying Party makes from third party vendors in the other Party’s territory.

(iv)	If a buying Party purchases a Product from a third party vendor in the other Party’s territory and transfers or licenses to such third party vendor either Xerographic or non-Xerographic technology of the other Party, the following rules will govern:

(1)	If the third party vendor will be free to sell the Product in the other Party’s territory, the buying Party shall obtain prior approval from the other Party. Compensation shall be provided by the buying Party to the other Party based upon the reasonable impact upon the other Party’s marketing activity in its territory.

(2)	If the third party vendor is not free to sell the Product in the other Party’s territory, the buying Party will consult with and seek approval of the purchases from the other Party, which shall not be unreasonably withheld, conditioned or delayed. Compensation shall be provided by the buying Party to the other Party based upon a reasonable projection of the licensing value of that technology outside the other Party’s territory with respect to contemplated sales of the Product by the third party vendor. No compensation shall be paid by the buying Party for its own sales in its own territory

(v)	In the above cases, the other Party may also seek to acquire the same Product from the third party vendor and both Parties are encouraged to coordinate their purchasing activities so as to achieve the most favorable conditions of purchase for the Parties.

(vi)	Where the approval of a Party is required under this Section D4, such approval or denial of approval shall be given within thirty (30) days from the request for same. In the event a Party fails to grant or deny such approval within such period, approval shall be deemed to have been given by such Party.

(vii)	Subject to Section E33, the Parties may agree to a simplified notification or blanket notification process to expedite procurement of items, including whole Products, in each other’s territories.

(viii)	For purposes of clarification, in the event a vendor sells, leases or otherwise disposes of a Product containing the design or Technical Information of the other Party in the other Party’s territory, there shall be a single payment which takes into account all applicable fees under this Part D (including, but not limited to, those compensation items set forth in Sections D2 and D3.)

D5.	Factors To Be Considered When Compensation Payable:

The following factors are considered to be relevant elements to take into consideration, in accordance with understandings described above, in determining total compensation levels to be paid by a buying Party to the other Party where negotiated compensation is called for pursuant to Section D4: the projected impact upon the marketing activity of the other Party in whose territory the third party vendor’s sales are to be made; the total amount of such sales and the proportional usage of each Party’s technology in the Product to be sold; the amount of royalties either Party may be receiving from a third party vendor for the transferred or licensed technology, or the licensing value of technology; and the value of grant backs or cross licenses with third party vendors related to the transferred or licensed technology. In the above statement, technology licensed to a third party vendor shall be used for sourcing purpose only and technology means Patents, drawings, technical support and know-how. All references to compensation as described herein refer solely to compensation in Section D4.

D6.	Vendor Access Compensation:

Compensation, if any, for access to vendors in the other Party’s territory will be negotiated separately.

D7.	Graphic Representation of Rights and Responsibilities of Part D:

Attached hereto as Annex D-1 to this Agreement is a summarized graphic representation of the relevant rights and responsibilities of the Parties arising from this Part D. In the event of any discrepancy or disagreement between such graphic representation and the written terms of this Part D, the text of this Part D shall govern and control.

D8.	Product Liability:

(a)	For purposes of this Section, the term “Party” may be construed to mean and include a Subsidiary of a Party, if appropriate to the context. Further, this Section D8 shall not apply to cases where infringement of any Patent, Copyright or other intellectual property right is involved, that are covered by the Section D9 below.

(b)

Each Party shall bear responsibility for its own conduct with respect to any claims, suits, causes of action or proceedings brought against it, the other Party, the other Party’s Subsidiaries and/or their respective officers, directors, employees or representatives by third parties resulting from or caused by the defective or allegedly defective design, manufacture, storage, use, sale, lease or transportation of the Product and each Party shall indemnify, defend and hold the other Party, together with its and its Subsidiaries, officers, directors, employees and representatives harmless from and against any judgment awarded by a tribunal of competent jurisdiction as well as reimbursing the indemnitees for reasonable court costs and attorneys fees incurred by any of them arising from any such third party suit, claim, cause of action or proceeding. Provided, however, and notwithstanding any other term or condition contained in this Agreement to the contrary, the maximum liability of the indemnifying Party under the foregoing indemnity shall be one hundred million ($100,000,000) dollars (USD) per occurrence and five hundred million ($500,000,000) dollars (USD) in the aggregate of occurrences.

(c)	A Party seeking to market a Product designed or manufactured by the other Party, shall advise the other Party of any (i) applicable product safety standards, (ii) warning labels, (iii) legal requirements known to the Party seeking to market the Product, the compliance with which is necessary for the Products to be marketed in such Party’s territory or (iv) required content of manuals deemed necessary in its marketplace so as to enable the designing/manufacturing Party to comply with or incorporate these requirements.

(d)	A Party seeking to market a Product may provide to the designing/manufacturing Party specific instructions in the design of components, parts, or of the Product itself.

(e)

If the designing Party has incorporated all of the product safety standards, warning label requirements, manual content requirements and complied with the legal requirements described above; or if the designing Party has followed the specific instructions, the Party seeking to market the Product shall bear full responsibility for, and shall indemnify, defend and hold harmless the designing or manufacturing Party, the designing or manufacturing Party’s Subsidiaries and their respective officers, directors, employees and representatives from and against any judgment awarded by a tribunal of competent jurisdiction as well as reimbursing such indemnitees for reasonable court costs and attorneys fees arising from any third party suit, claim, cause of action or proceeding relating to any defect brought about by the designing Party’s compliance with the requirements or instructions given to it by the Party seeking to market the Product in accordance the above. Provided, however, the maximum liability of the Party seeking to market the Product under the foregoing indemnity shall be one hundred million ($100,000,000) dollars (USD) per occurrence and five hundred million ($500,000,000) dollars (USD) in the aggregate of occurrences.

(f)	Subject to a maximum liability of one hundred million ($100,000,000) dollars (USD) per occurrence and five hundred million ($500,000,000) dollars (USD) in the aggregate of occurrences, notwithstanding the source of technology embodied in a Product, if a defect is found in a product design or manufacture, the Party having responsibility for the Product design or manufacture which is found to be defective or the cause of liability shall bear full responsibility for such defect (including the repair or modification of Product in inventory of the other Party or its resellers or installed at end-user locations or effecting any other necessary remedial action) and shall indemnify, defend and hold harmless the other Party, the other Party’s Subsidiaries and their respective officers, directors, employees and representatives from and against any judgment awarded by a tribunal of competent jurisdiction as well as reimbursing such indemnitees for reasonable court costs and attorneys fees such indemnitees incurred arising from any third party suit, claim, cause of action or proceeding relating to such defect.

D9.	Infringement of Intellectual Property Rights Held by Others:

(a)

The Parties agree that each program agreement shall include provisions for intellectual property indemnification which shall be subject to the following principles. Subject to paragraph (b) of this Section, each Party shall, at its expense, defend and indemnify the other Party and its Subsidiaries, and in the case of Fuji Xerox, the Fuji Xerox JV OPCOs, from and against any suit, claim or proceeding brought against the other Party by a third party alleging infringement in any country of any Patent, Copyright or other intellectual property right as a result of the purchase or other acquisition by the other Party of any Product of such Party, provided such Party is promptly notified, given assistance required, and permitted to direct the defense. Further, each Party shall pay any damages and costs awarded against the other Party or its Subsidiaries in such suit, claim or proceeding, but such Party shall have no liability for settlements or costs incurred without its consent. To avoid infringement, even if not alleged, such Party may, at its option and at no charge to the other Party, obtain a license, modify or substitute an equivalent of the allegedly infringing Product, provided that any modification shall not affect form, fit or function, and any substitute equivalent shall exhibit the same form, fit and function.

(b)	A Party shall not be liable to the other Party for alleged infringement of Patents, Copyrights or other intellectual property rights, except for as provided in Section C9, by any of such Party’s Products resulting from: (i) designs or components incorporated into such Product at the request of the other Party and which would not otherwise have been incorporated by such Party, or (ii) the use, marketing or distribution of such Product by the other Party in combination with products not marketed or supplied by such Party. In either of such events, the other Party shall defend and indemnify such Party in a manner fully equivalent to the obligations set forth in paragraph (a) of this Section.

(c)	In developing the program agreement indemnification provisions described above, the Parties may take into account, as the case may arise, circumstances including, but not limited to: late acceptance of the Product, disagreement over indemnity risk, local law, or other factors affecting the indemnity being undertaken by a Party.

D10.	Restrictions on Use/Distribution of Third Party Software:

(a)	A Party’s right to sublicense any Software with respect to which its right to use and distribute is granted under this Agreement by the other Party shall be exercisable only in accordance with the terms and conditions set forth in the respective original license agreement between the sublicensing Party and the original licensor/third party.

(b)	The sublicensing Party shall use in connection with its efforts to sublicense the Software a written sublicense agreement which contains terms required by this Agreement or (and only to the extent the licensing Party notifies the sublicensed Party in writing of such requirements in a timely manner) terms required by the original licensor/third party to be contained in such sublicense.

(c)	The licensed Party shall consult with the licensing Party concerning the terms to be contained in the licensed Party’s sublicense agreements applicable to such Software.

D11.	U.S. Trade Agreements Act of 1979:

Fuji Xerox acknowledges that under the U.S. Trade Agreements Act of 1979 (the “Trade Agreements Act”) the U.S Government is barred, except under limited circumstances, from procuring products manufactured in countries that are not signatories to the World Trade Organization’s Agreement on Government Procurement. Fuji Xerox also acknowledges that procurement by the U.S Government represents a substantial and vitally important segment of overall potential U.S. demand for Marking Products. Fuji Xerox agrees that any products that it manufactures or has manufactured and that are sold to Xerox under any Product Acquisition Agreement (“PAA”) shall be “eligible products” within the meaning of 19 U.S.C. §2518(4), 19 C.F.R. § 177.22, and 41 C.F.R. §25.003 (or successor provisions) that originate in a designated country within the meaning of 48 C.F.R. § 25.003 (or successor provision). In addition, Fuji Xerox shall apprise Xerox in detail of those activities which Fuji Xerox believes will enable Fuji Xerox Products sold to Xerox under a PAA to be “substantially transformed” (as that term is used in the Trade Agreements Act and implementing regulations) so as not to restrict the procurement thereof by the U.S. Government under the Trade Agreements Act as early as is reasonably practicable in the manufacturing planning process but in any event substantially prior to the date when such activities are scheduled to commence.

D12.	Advice of Claims:

Xerox and Fuji Xerox shall promptly advise the other Party whenever it shall become apprised of any claim asserted by any third party against either Party hereto which is of a nature specified in Section D8 or Section D9. Further, either Party shall have the right, with the consent of the other Party, to assist in the conduct of any legal proceedings brought by or against the other Party which are of a nature specified in Section D8 or Section D9 through counsel of its own choosing and at its own expense.

PART E – GENERAL PROVISIONS

E1.	Applicability:

Unless otherwise specifically provided in Parts B through D inclusive, above, the provisions in this Part E shall apply to this Agreement in its entirety.

E2.	Royalties:

(a)	During the Term of this Agreement and renewals hereof, in consideration of the rights provided under Sections C1(a), Fuji Xerox shall pay to Xerox a royalty as set forth in this Section E2. For purposes of this Section E2, the term “Base Royalty” shall mean a sum of money equivalent to the cumulative Royalties paid by Fuji Xerox to Xerox under the terms of the Amended 1999TA between the Parties during the period from April 1, 2005 through and including March 31, 2006.

(b)	For the purposes of this Section E2, the term “Exemption Fuji Xerox Revenue” shall mean a sum equal to ten percent (10%) of the Fuji Xerox Revenue for any relevant period of time and the term “Net Fuji Xerox Revenue” shall mean the Fuji Xerox Revenue for the defined period of time minus the Exemption Fuji Xerox Revenue for that same period of time.

(c)	During the initial year of the Term of this Agreement, Fuji Xerox shall pay to Xerox a royalty computed by multiplying the Net Fuji Xerox Revenue by the applicable Royalty Rate (as defined below) or the Base Royalty, whichever sum shall be greater. For all years of the Term of this Agreement subsequent to the initial year, Fuji Xerox shall pay to Xerox a royalty computed by multiplying the Net Fuji Xerox Revenue by the applicable Royalty Rate (as defined below).

(d)	The following Royalty Rates shall be applied during each year of the Term of this Agreement and renewals hereof:

(i)	for Net Fuji Xerox Revenue up to and including [***] Yen (¥[***]) a Royalty Rate of [***]%; and

(ii)	for Net Fuji Xerox Revenue between [***] (¥[***]) and [***] Yen (¥[***]) a Royalty Rate of [***]%); and

(iii)	for Net Fuji Xerox Revenue between [***] Yen (¥[***]) and [***] Yen (¥[***]) a Royalty Rate of [***]%; and

(iv)	for Net Fuji Xerox Revenue in excess of [***] Yen (¥[***]), a Royalty Rate of [***]%.

(e)	All royalties payable as provided above shall be paid in accordance with the provisions set forth in Sections E2 through and including E8 of this Agreement.

E3.	Accounting Standards:

All computations relating to the determination of the amount of royalties and payments due and payable under this Agreement shall be made in accordance with generally accepted accounting principles in the United States of America, as reflected in the practice of independent certified public accountants of international reputation acceptable to both Parties.

E4.	Time of Payment:

Within thirty (30) days after the end of each calendar quarter (or such other days as may be agreed upon by and between the Parties hereto) of each year during the term of this Agreement, and for any period thereafter for which the rights of either Party shall survive the termination or expiration of this Agreement, Fuji Xerox shall pay to Xerox or Xerox shall pay to Fuji Xerox, as the case may be, the royalties which may be due and payable in respect of the immediately preceding calendar quarter, or portion thereof, during which this Agreement has been in effect. Interest on any unpaid amounts shall accrue at the rate of LIBOR plus 1% per annum from the expiration of the above-mentioned thirty (30) day grace period.

E5.	Royalty Report:

Each payment of royalties by Fuji Xerox or Xerox shall be accompanied by a written statement in English, certified as true and accurate by a responsible executive of the reporting Party showing the computation of the payment. Each such statement shall contain sufficient detail to permit the accuracy of such payment to be readily determined and shall set forth the following with respect to the reporting period:

(a)	The revenue, by components, in respect of which royalties are due and payable by the reporting Party.

(b)	The amount of any royalty that is due and payable.

E6.	Remittances:

All amounts due and payable by Fuji Xerox to Xerox pursuant to this Agreement shall be paid in Japanese yen and shall be remitted by Fuji Xerox to such bank or to such other address as Xerox shall designate in writing from time to time. All amounts due and payable by Xerox to Fuji Xerox pursuant to this Agreement shall be paid in U.S. dollars, and shall be remitted by Xerox to such bank or to such other address as Fuji Xerox shall designate in writing from time to time.

E7.	Records and Audit:

Xerox and Fuji Xerox shall keep full and accurate records and accounts which may bear upon amounts, if any, payable pursuant to this Agreement. Each Party shall have the right, at all reasonable times and at its own expense, to examine and audit such records and accounts of the other through a firm of certified public accountants of international reputation, or through such other qualified personnel as may be acceptable to the Parties.

E8.	Taxes:

(a)	Xerox and Fuji Xerox shall cooperate with each other and take all commercially reasonable steps to file certificates and other documentation with taxing authorities required to obtain a reduction or elimination of or credit for, any taxes, levies or other imposts arising from transactions contemplated by this Agreement. Such cooperation shall include but not be limited to providing any information required to secure, complete and file any documents, certificates or assurances in order that payments under this Agreement shall qualify as either “Royalties” under Article 12 or “Other Income” under Article 21, of the Tax Convention between the United States of America and Japan entered into force on March 30, 2004. The filing Party shall reimburse the cooperating Party with all reasonably incurred out of pocket expenses.

(b)	Any income taxes levied by any governmental authorities upon the payments to be made by Xerox or Fuji Xerox pursuant to this Agreement and required to be withheld from said payments, shall be withheld and timely paid and reported to the appropriate tax authorities as required by applicable law. With respect to each such tax payment made hereunder the Parties shall use commercially reasonable efforts to transmit or cause to be transmitted to the other Party promptly upon receipt the official tax receipts or other evidence (with English translation attached) issued by the tax authorities sufficient to support a claim for credit against income taxes in respect of such taxes so withheld and paid. All other taxes imposed as a result of the existence or performance of this Agreement shall be paid by the Party required to do so by applicable law.

E9.	Confidentiality:

Except as otherwise expressly provided in the Agreement, all Technical Information or other confidential information furnished or disclosed by either Party (“Discloser”) in writing shall remain the property of Discloser and shall be deemed the confidential information of Discloser. Such information shall, to the extent practicable, be marked with an appropriate proprietary legend, or identified as proprietary within a reasonable time after disclosure in order to be treated as confidential information that is subject to the terms of this Section. Information exchanged prior to the Effective Date that is not marked “Confidential”, “Proprietary” or “Private” or words of similar import shall be deemed to be confidential information for the purposes hereof if under the circumstances prevailing at the time of disclosure the Party receiving such information reasonably should have understood that it was intended by Discloser to be treated as confidential information. The Party receiving such information (“Recipient”) shall not disclose such information or any part thereof to any third party and shall restrict circulation of such information within its own organization on a need-to-know basis. If Recipient reproduces any part of such information for use within its own organization, Recipient shall mark all reproductions by indicating the Discloser’s proprietary interest. Such information may be transferred to Recipient’s vendors, suppliers or customers only to the extent that the Recipient is licensed to such information under the terms of the Agreement and may be transferred only for purposes so licensed. Notwithstanding the foregoing, and subject to the provisions of Part D hereof, Xerox and Fuji Xerox agree that either Party may make disclosures on a confidential basis to sublicensees, vendors, and distributors or other resellers, to the extent reasonably necessary to permit such entities to perform their functions as such, and to other third parties as expressly agreed in writing by the other Party. Any transferee of such information by the Recipient shall be required to maintain the confidentiality of such information to an equivalent standard as the Discloser’s and except as expressly provided above such transfer must be authorized in writing by Discloser which authorization may be withheld for any reason. Recipient will promptly notify Discloser upon discovery of any unauthorized use or disclosure of the confidential information of Discloser. Such obligation to keep information confidential shall survive termination or expiration of this Agreement.

E10.	Exclusions to Confidentiality:

Recipient shall not be bound by the confidentiality obligations of the above if:

(a)	in the case of information first exchanged after the Effective Date, the information was not Technical Information and was not specifically designated in writing as confidential or proprietary at the time of the disclosure or, if the disclosure was orally made, it had not been initially identified as being confidential at such time;

(b)	the information was in the public domain at the time of the disclosure;

(c)	the information becomes publicly available through no fault of Recipient;

(d)	the information was in Recipient’s possession, free of any obligation of confidence, at the time of receipt of the information;

(e)	the information becomes available on an unrestricted basis to a third party from Discloser;

(f)	the information was developed by employees or agents of Recipient (not while serving as employees, or contractors or consultants to Discloser) independently of and without reference to the information disclosed in confidence, as documented by Recipient’s contemporaneous written records; and

(g)	to the extent (i) Recipient is obligated to produce the information under court or government action, after affording Discloser prompt notice, to the extent feasible, to enable it to contest such disclosure or (ii) with respect solely to non-Technical Information, that the Recipient is obligated to disclose such information to any parent entity under applicable corporate governance laws and regulations.

E11.	License Under Amended 1999TA:

(a)	The licenses granted to either Party in the Amended 1999TA under the Parties’ respective Patents, Copyrights and Technical Information as they exist as of Effective Date shall continue in full force and effect in accordance with their terms under the Amended 1999TA, except for the right to grant sublicenses as provided in Section B1 hereof for Fuji Xerox and Section B4 hereof for Xerox and shall hereafter be paid-up, royalty-free licenses, and nothing set forth herein shall be deemed to alter such licenses or the rights and obligations of the Parties thereunder; provided however, the Parties agree that the termination or expiration of this Agreement shall also constitute a termination or expiration of the Amended 1999TA.

(b)	From and after the Effective Date all licenses, rights and obligations of the Parties shall be as set forth in this Agreement except for the rights and licenses provided in Section E11(a) above in accordance with the Amended 1999TA. This Agreement shall govern all exchanges of Technical Information and activities of the Parties occurring on or after the Effective Date unless the same have been licensed to either Party under the Amended 1999 TA.

(c)	For purposes of clarification and avoidance of doubt, and in all cases subject to the provisions of Section E17 and E18, the Parties further specifically agree as follows;

(i)	Patents of each Party filed prior to the Effective Date shall be licensed to the other Party and shall also be sublicensed to its Subsidiaries and Fuji Xerox JV OPCOs in case of Fuji Xerox in accordance with their terms (including definition thereof) under the Amended 1999 TA and shall hereafter be fully paid-up, royalty-free licenses;

(ii)	Patents of each Party that were sublicensed to any third party prior to the Effective Date shall remain unchanged and continue to be governed in accordance with the existing terms of respective license agreements; provided, however, any new sublicense arrangement that is proposed after the Effective Date shall be subject to the terms (including definition thereof) under this Agreement;

(iii)	Technical Information of each Party that was licensed to other Party prior to the Effective Date shall continue to be licensed to the other Party and shall also be sublicensed to its Subsidiaries and Fuji Xerox JV OPCO’s in case of Fuji Xerox and shall hereafter be fully paid-up, royalty-free licenses subject to any existing arrangements, including arrangements requiring MLF payment under the Section 9.01(b) of the Amended 1999 TA;

(iv)	Copyrights of each Party that were licensed to the other Party prior to the Effective Date shall continue to be licensed to the other Party and shall also be sublicensed only to its Subsidiaries and Fuji Xerox JV OPCO’s in case of Fuji Xerox in accordance with their terms (including definition thereof) under the Amended 1999TA and shall hereafter be fully paid-up, royalty-free licenses subject to any existing arrangements, including arrangements requiring SLF payment under the Section 9.01(c) of the Amended 1999TA.

(d)	The Supplemental Technology Agreement between the Parties dated March 30, 2001 shall continue in full force and effect in accordance with its terms.

(e)	All other agreements with respect to the intellectual property of either Party that are not covered by the Amended 1999TA in existence on the Effective Date shall continue to be governed by their existing terms and conditions.

E12.	Compliance With Law:

(a)	In the performance of this Agreement, each Party shall (i) comply with all applicable laws and regulations, including, by way of example only, all laws and regulations relating or pertaining to the design, marking, manufacture, sale, advertising or use of the Products in such Party’s respective territory, and (ii) all applicable regulatory requirements with regard to public safety.

(b)	Each Party shall be responsible for making all legally required notification to all federal, state and local agencies in each Party’s respective territory. In the event either Party is or becomes aware of any applicable laws or regulations, which are inconsistent with the provisions of this Agreement, such Party shall promptly notify the other Party of such inconsistency.

E13.	Export Controls:

(a)	Fuji Xerox agrees to comply with all laws, rules and regulations of the United States and any other applicable jurisdiction(s) regarding the export of any commodity, technology and/or software used, developed or acquired under this Agreement which, at the time of export, requires an export license or other government approval, including, without limitation, first obtaining such license or approval, and further agrees to use commercially reasonable efforts to provide Xerox with any information needed by Xerox to determine the export control status, and/or obtain any export license or approval regarding the export, of any commodity, technology or software used, developed or acquired under this Agreement.

(b)

Without limiting the foregoing, Fuji Xerox shall identify to Xerox any encryption software, encryption programs, and/or encryption source code that Fuji Xerox uses, develops or provides to Xerox (or Xerox’s clients) hereunder. Fuji Xerox shall identify to Xerox the export authorization issued by the United States Commerce Department (or other United States government agency with applicable jurisdiction) for such encryption software, encryption programs, and/or encryption source codes. If no such export authorization has been issued, Fuji Xerox shall provide Xerox with such information as Xerox may require in order to seek any applicable export authorization or, when requested by Xerox at its option, Fuji Xerox shall obtain any applicable export authorization at its sole cost and expense.

(c)	Xerox will endeavor to notify Fuji Xerox of any changes in U.S. Government regulations and/or export licensing policy which affect Fuji Xerox’s rights in respect of Products in any country in the Territory and will, if requested by Fuji Xerox, arrange for Xerox to provide reasonable assistance in attempting to secure any necessary licenses or consents from the U.S. Government to enable Fuji Xerox to export Products to any country in the Territory.

E14.	Term and Effective Date:

The term of this Agreement shall be five (5) years from the Effective Date and (subject to such approval by the government authorities as shall be required in each instance by applicable law) shall be automatically renewed for an additional term of five (5) years and thereafter for additional terms of five (5) years each until either Party gives to the other written notice of its intent not to renew at least six (6) months prior to the initial or any renewal expiration date.

E15.	Termination: General Provision:

The Parties may terminate the Agreement only as set forth herein. Either Party may terminate this Agreement, upon written notice to the other Party in the following events:

(a)	If the other Party shall have committed a material breach of any of the covenants or provisions of this Agreement; provided that in the case of any such breach capable of being cured, the Party serving notice shall not terminate this Agreement unless and until the defaulting Party shall have failed to cure the noticed breach within sixty (60) days after it is given notice in writing requiring it to make good such breach.

(b)	If an order is made or an effective resolution passed for the winding up of the other Party except for the purpose of amalgamation or reconstruction.

(c)	If an encumbrancer takes possession or a receiver is appointed of the undertaking, or the property and assets (or any material part thereof) of the other Party.

E16.	Survival of Rights and Obligations:

Termination of this Agreement for any reason shall not release either Party from any liability which has accrued to the other Party, or which may accrue in respect of any antecedent material breach of this Agreement, nor shall it affect in any way the survival of any other rights, duty or obligations of either Party which is expressly stated elsewhere in this Agreement to survive such termination. Nothing in the immediately preceding sentence shall affect, or be construed to operate as a waiver of, the right of the Party aggrieved by any material breach of this Agreement to be compensated for any injury or damage resulting therefrom which is incurred either before or after such termination. In addition, for purposes of clarification, the Parties acknowledge and agree that the expiration or termination of this Agreement for any reason shall not affect, and the Parties shall remain bound by, the rights, duties or obligations of the Parties under any other agreement (including, without limitation, any product program agreement), understanding, waiver, license, consent or undertaking between the Parties and all such rights, duties and obligations shall expressly survive any termination or expiration of this Agreement and shall continue in full force and effect in accordance with their respective terms.

E17.	Effect of Termination or Expiration on Licenses granted to Fuji Xerox by Xerox:

Upon expiration or termination of this Agreement under Section E14, the Patent, Technical Information and Copyright licenses and rights granted to Fuji Xerox under the Amended 1999TA and such already granted to Fuji Xerox under Sections B1, B2, and B3 hereof as of the date of expiration or termination shall continue in effect as royalty-free, irrevocable, non-exclusive licenses, with the right to grant sublicenses as provided in Section B1, B2, and B3 and, if this Agreement is terminated pursuant to written notice given by Xerox to Fuji Xerox under Section E14, then the right to use Xerox Trademarks under Section C1 on a non-exclusive basis and the provisions of Part C shall continue in effect for two years from the date of such termination. Furthermore, upon expiration or termination of this Agreement, the Parties shall enter into negotiations with respect to the possibility of granting Fuji Xerox licenses and rights outside the Territory on reasonable terms and conditions under the Xerox Patents, Technical Information and Copyrights.

E18.	Effect of Termination or Expiration on Licenses granted to Xerox by Fuji Xerox:

Upon expiration or termination of this Agreement under Section E14, the Patent, Technical Information and Copyright licenses and rights granted to Xerox under the Amended 1999TA and such already granted to Xerox under Sections B4, B5 and B6 hereof as of the date of expiration or termination shall be expanded to include the Territory and shall continue in effect as royalty-free, irrevocable, non-exclusive licenses, with the right to grant sublicenses as provided in Section B4, B5 and B6.

E19.	Applicable Law:

The validity, construction and performance of this Agreement shall be governed as follows:

(a)	With respect to the Brand Provisions of this Agreement and all definitions related thereto, the law of the State of New York, United States;

(b)	With respect to all other provisions of this Agreement, the law of Japan;

(c)	This Agreement is in the English language only, which language shall be controlling in all respects. No translation, if any, of this Agreement into the Japanese or any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of either of the Parties hereto.

E20.	Headings:

The headings to Articles and Sections of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

E21.	Amendment:

No amendment or modification or addition of this Agreement shall be effective or binding on either of the Parties hereto unless or until the same shall be reduced to writing and signed on behalf of both of the Parties hereto.

E22.	Non-Warranty:

Except as otherwise expressly provided in this Agreement, nothing set forth herein shall be construed as:

(a)	A warranty or representation by any Party as to the validity or scope of any patent; or

(b)	A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted herein is or will be free from infringement of patents of third persons or Parties; or

(c)	A requirement that any Party shall file a specific number of patent applications, secure any patent, or maintain any patent in force;

(d)	An obligation to bring or prosecute actions or suits against third Parties for infringement of any patent; or

(e)	Granting any right to sublicense others, except as provided in this Agreement; or

(f)	Granting, by implication, estoppel, or otherwise, any licenses or rights under Patents, Copyrights or Technical Information other than those expressly licensed pursuant to this Agreement.

E23.	Force Majeure:

Neither Party shall be liable to the other Party hereto for any loss, injury, delay, damages or other casualty suffered or incurred by such other Party due to strikes, riots, storms, fires, acts of God, or war or terrorism, or any other cause beyond the reasonable control of either Party hereto.

E24.	Disclaimer:

Neither Party shall be liable to the other Party hereto for failure to export or to grant a license if exportation of a Product or any Technical Information, or the granting of a Patent or Copyright license is prohibited by applicable law or regulations.

E25.	Assignment:

This Agreement, and the rights and obligations hereunder, shall not be assigned by either of the Parties to any third party without the prior written consent of the other Party. Any attempt at an assignment without such consent shall be null and void.

E26.	Spin-Outs:

In the event either Party shall transfer any of its or its Subsidiary’s Patent, Technical Information, Trademark or Copyright for any reasons to any third party, including without limitation a legal entity or a person who shall have been a Subsidiary, a business unit, division or any other segment or organization, (hereinafter called collectively a ”Division”) of the Party or its Subsidiary and who shall become no longer owned or controlled by the Party as the result of setting up the Division’s own business, the Party shall ensure that the rights granted to the other Party under Parts B and C with respect to Patents, Technical Information, Trademarks, Copyrights and Products before the transfer shall continue. After any such transfer as described above, licensees under Part B shall not be entitled to any continuing flow of Patents or Technical Information from the third party to whom the transfer was made. However, a licensee may negotiate separately with a third party to whom Patents and Technical Information has been transferred either to acquire rights to technology to be developed in the future, or to surrender technology rights it may have acquired from the licensor prior to the transfer.

E27.	Notices:

Except as otherwise set forth in this Agreement or as otherwise agreed between the Parties, all notices or other communications required or permitted to be given pursuant to this Agreement shall be communicated and shall be valid and sufficient if delivered by hand, email, facsimile transceiver, video mail, or registered airmail, postage prepaid, addressed as follows:

FUJI XEROX CO., LTD.

Attention: President

2-17-22 Akasaka

Minato-ku, Tokyo 107-0052

Japan

XEROX CORPORATION

Attention: Chief Executive Officer

P. O. Box 1600

Stamford, Connecticut

U.S.A. 06904

or to such other address of which either Party shall notify the other in writing. Notices dispatched by cable shall be deemed to have been given on the dates of dispatch, and notices dispatched by registered airmail shall be deemed to have been given six (6) days after the dispatch thereof.

E28.	Joint Enterprise Contract:

Nothing contained herein shall be construed as a waiver by Xerox, or an implied limitation, of any rights or obligations Xerox or any Xerox Subsidiary may have as a result of its ownership of an interest in Fuji Xerox, including, but not limited to, any rights or obligations that such company may have under the 2001 JEC.

E29.	Dispute Resolution:

In the event of any dispute arising out of or in connection with the present contract, the Parties agree to submit the matter to settlement proceedings under the International Chamber of Commerce (“ICC”) Alternate Dispute Resolution Rules. If the dispute has not been settled pursuant to the said Rules within forty-five (45) days following the filing of a Request for ADR or within such other period as the parties may agree in writing, such dispute shall be finally settled under the Rules of Arbitration of ICC by three (3) arbitrators appointed in accordance with the said Rules of Arbitration and who shall have prior knowledge and expertise in the subject matter of the arbitration. The place of any ADR or arbitration proceeding shall be San Francisco, California, and the language of such proceeding shall be English.

E30.	General Indemnity:

Each Party shall defend, indemnify and hold the other Party, its affiliated companies, respective officers, directors, employees, agents and other authorized representatives, harmless against all claims, suits, costs, damages, punitive damages, judgments and attorneys fees incurred, claimed or sustained by third Parties, whether for personal injury or otherwise (collectively, the “Damages”) because of: (i) any act or omission of such Party giving rise to such Damages which act or omission does not arise from such Party’s complying with a direct request of the other Party; (ii) the manufacture, marketing, use or sale of Products by such Party; (iii) the breach by either Party of its obligations under this Agreement; or (iv) a Party’s other wrongful acts or omissions.

E31.	Severability:

This Agreement is intended to be valid and effective throughout the world and, to the extent permissible under applicable law, shall be construed in a manner to avoid violation of or invalidity under any applicable law. In the event any provision hereof is declared by competent authority to be invalid, illegal or unenforceable under any applicable law, the other provisions hereof shall not be affected, and to the extent permissible under applicable law, any such invalid, illegal or unenforceable provision shall be deemed amended lawfully to conform to the intent of the parties.

E32.	Non-Waiver:

(a)	Nothing contained herein shall be construed as a waiver by Xerox, or an implied limitation, of any rights or obligations Xerox or any Xerox Subsidiary may have as a result of its ownership of an interest in Fuji Xerox, including, but not limited to, any rights or obligations that such company may have under the 2001 JEC.

(b)	Failure of delay of either Party to exercise any right or remedy under this Agreement or to require strict performance by the other Party of any provision of this Agreement shall not be construed to be a waiver of any such right or remedy or any other right or remedy hereunder. All of the rights of either Party under this Agreement shall be cumulative and may be exercised separately or concurrently.

E33.	Precedence:

Except as otherwise provided in Section E11(e), in the event any conflict in any provision between this Agreement and any existing agreement should arise, this Agreement shall take precedence and shall apply, unless the Parties adopt other terms and conditions by mutual agreement, in writing, of respective corporate officers.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first set forth above.

XEROX CORPORATION		FUJI XEROX CO., LTD.

By:	/s/ Anne M. Mulcahy	By:	/s/ Toshio Arima
Name: Anne M. Mulcahy			Name: Toshio Arima
Title: Chairman and Chief Executive			Title: President and Officer Representative Director

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